EXHIBIT 1
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An Internet Service Provider and Pre-Paid  Telecommunications Provider purchased a controlling interest in the outstanding public stock of Peppermill Capital Corporation.

         ST. LOUIS, MO., Nov. 24/PRNewswire/ -- Peppermill Capital Corporation, (OTC Bulletin Board: PEPM) and Varner Technologies, Inc. today announced the purchase of a controlling interest of the outstanding common stock of Peppermill Capital Corporation by Varner Technologies, Inc. In addition, Peppermill and Varner have entered into a letter of intent whereby the outstanding privately held voting and non-voting common stock of Varner Technologies, Inc. will be tendered for 10,116,000 shares of Peppermill. The merger is pending certain terms and conditions including a definitive agreement between the two companies, the draft of a fairness opinion on behalf of the Peppermill shareholders, and various details customary to such a transaction.

         Upon the purchase of the controlling interest of the common stock of Peppermill, the then current, officers and directors resigned and voted Mr. Clay
W. Varner sole Director and President of Peppermill. Mr. Varner has 20 years of experience in the areas of computer technology and information services. Mr. Varner developed an information system for a start-up network marketing business, Reliv International, which grew to be a public company with sales of $50 million a year. Mr. Varner has applied his education in Business Administration and Computer Science and Information Systems experience to the development of Varner Technologies, Inc., an Internet Service Provider and Pre-Paid Telecommunication Provider. Mr. Varner is quoted as telling his staff and representatives, "It is not corporations, companies, or committees that make history. It is people. The people in VTI now and those selected in the future will make its history".

         Varner was incorporated in 1994. The Company spent its first years in development of technology and a sound marketing plan to deliver this technology to people. The words "Networking People with Technology" and "Income Online" are constantly heard in and about the offices of Varner Technologies. Varner's target market is the multitude of people that lack Internet knowledgeable, and reach through a "warm" market. Varner feels it can fill this void in the fast pace technology market and allow people to earn income online. Varner Technologies, Inc. is currently a provider of Internet Service and e-mail accounts, has over 3400 Points of Presence in the United States. Customers using Pre-Paid Telecommunications exceed 30,000, and it also markets a host of other products through its over 5,000 representatives in 50 states. Varner has experienced rapid growth, and its current subscriber base is over 30,000 for both internet subscribers and email accounts.

         It is the intention of management to change the name of Peppermill and to change the trading symbol in the future. At present, information in regard to Varner and this transaction can be obtained by calling the investor's information number (217)-789-0947, the corporate office (314) 530-4532, or by going to the website (xiol.net).

         This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from these expressed in any forward-looking statement.